Exhibit 10.12

EMPLOYEE: PTCI CONTACT: EFFECTIVE DATE: TERMINATION DATE:	• Robert Ziroyan • Garo H Armen, • January 01, 2014 • December 31, 2015

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (together with the Business Terms Exhibit, the “Agreement”) made as of December 26, 2011 (the “Effective Date”) is between Protagenic Therapeutics Canada (2006) Inc., a Ontario Corporation Number 660068- 9 with a office address at 22 Elkhorn Drive, Suite 424, North York, Ontario, M2K 1J4, Canada; (“PTCI”) and Dr. Robert Ziroyan having an home address at 22 Elkhorn Drive, Apt # 424, North York, ON, M2K 1J4, Canada (Tel:+416.500.3305 (“Employee”). Protagenic Therapeutics Canada Inc. (PTCI) desires to have the benefit of Employee’s knowledge and experience, and Employee desires to provide employment services to PTCI, all as provided in this Agreement. Employee will be working on a full time basis as a President and Chief Operating Officer. It should be noted that the Protagenic Therapeutics Canada (2006) Inc. is subsidiary of Protagenic Therapeutics, Inc. Protagenic Therapeutics, Inc. is incorporated in the state of Delaware, U.S.A.

1.	Definitions. The following terms have the meanings set forth below:

1.1	“Business Terms Exhibit” means the business and financial terms applicable to the Employment Services (as defined below) set forth in the attached exhibit, as may be amended from time to time by written agreement of the parties.

1.2	“Confidential Information” means any non-public scientific, technical, financial or business information possessed or obtained by, developed for or given to PTCI which is treated by PTCI as confidential or proprietary, whether or not labeled or identified as “Confidential”. Confidential Information will include, without limitation, information prepared in full or in part for PTCI by Employee, Materials and Developments (defined below), the terms of this Agreement and information about or belonging to PTCI’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

1.3	“Developments” means concepts, inventions, know-how, techniques, improvements, writings, data, computer software, and Materials (whether or not patentable or subject to copyright or trade secret protection) that Employee makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Employment Services, and/or result from use of PTCI’s Confidential Information.

1.4	“Materials” means all materials furnished by PTCI, all materials developed by Employee in connection with the Employment Services, and any materials, the cost of which are reimbursed to Employee by PTCI hereunder. Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials.

1.5	“Term” means the term of this Agreement as set forth in the Business Terms Exhibit.

2.	Employment Services. PTCI retains Employee and Employee agrees to provide Employment services to PTCI as it may from time to time reasonably request and as specified in the Business Terms Exhibit (the “Employment Services”). Any changes to the Employment Services (and any related compensation adjustments) must be agreed to in writing between Employee and PTCI prior to commencement of the changes.

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com

3.	Employment Relationship. Employee agrees, as a condition of this Agreement, to the following terms:

3.1	Compliance.

a.	With Institution Policies. PTCI recognizes that if the Employee becomes a faculty member at or employee of a university or hospital (“Institution”), then the Employee is responsible for ensuring that any Employment agreement Employee enters into with industry is not in conflict with the patent, Employment or other policies of Institution. If Employee is required by Employee’s Institution to disclose to it any proposed agreements with industry, Employee has made that disclosure. If Institution’s prior approval of this Agreement is required by Institution policies, Employee has obtained that approval.

b.	With Policies and Regulations. In performing the Employment Services, Employee will comply with all business conduct, regulatory, and health and safety guidelines or regulations established by PTCI or any governmental authority with respect to PTCI’s business.

c.	Absence of Debarment. Employee represents that Employee has not been debarred, and to the best of Employee’s knowledge, is not under consideration to be debarred, by the Health of Canada or from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.2	Absence of Restrictions. Employee is under no contractual or other obligation or restriction which is inconsistent with Employee’s execution of this Agreement or the performance of the Employment Services. During the Term, Employee will not enter into any agreement, either written or oral, in conflict with Employee’s obligations under this Agreement. Employee will arrange to provide the Employment Services in such manner and at such times so that they will not conflict with Employee’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Employee has at any time with any third party (including, without limitation, Institution).

3.3	Confidential Information of Third Parties. The performance of the Employment Services does not and will not breach any agreement which obligates Employee to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Employee will not disclose to PTCI any confidential or proprietary information of any third parties.

3.4	Competitive Activities. During the Term and for a period of twelve (12) months thereafter, Employee will not provide Employment services to any business or entity developing a product or sponsoring a project which competes with a product being developed or project being sponsored by PTCI for which Employee is providing Employment Services. It will not be considered a competitive activity for Employee to be a member of the faculty or staff of a university, college or other educational or non-profit research institution.

4.	Compensation. As full consideration for the Employment Services rendered under this Agreement, PTCI agrees to pay Employee and reimburse expenses as set forth in the Business Terms Exhibit.

5.	Developments.

5.1

Ownership. All Developments will be the exclusive property of PTCI. All Developments that are “Works Made for Hire” as defined in the Canadian and U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to PTCI. Employee will promptly and fully disclose to PTCI all Developments. Employee will keep and maintain complete written records of all Developments and of all work or investigations done or carried out by Employee. Employee may keep one (1) copy of these records in Employee’s files solely for reference purposes.

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com

Employee assigns and agrees to assign to PTCI all of Employee’s right, title and interest in and to any Developments. During and after the Term, Employee will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of PTCI and at PTCI’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as PTCI will reasonably request, in order to perfect and enforce PTCI’s rights in the Developments. Employee appoints PTCI its attorney to execute and deliver any such documents on Employee’s behalf in the event Employee fails to do so.

5.2	Agreement with Institution. This Agreement is made subject to the understanding that Employee, if becoming an affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Employee may have signed an agreement concerning inventions with Institution, under which Employee may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Employee’s work at or for Institution or from Employee’s use of certain of its facilities or intellectual property. In performing the Employment Services, Employee agrees not to utilize Institution facilities or intellectual property if the result of that use is that any Development will not be assignable solely to PTCI.

5.3	Work at Third Party Facilities. Unless covered by an appropriate agreement between any third party and PTCI, Employee will not engage in any activities or use any third party facilities or intellectual property in performing the Employment Services which could result in claims of ownership to any Developments being made by a third party.

6.	Confidentiality; Publication.

6.1	Confidentiality. During the Term and for a period of five (5) years thereafter, Employee will not publish, disseminate or otherwise disclose, use for Employee’s own benefit or for the benefit of a third party, any Confidential Information. Employee will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Employee may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to PTCI. The obligations of non-disclosure will not apply to information which (a) was known to Employee at the time it was disclosed, other than by previous disclosure by PTCI, as evidenced by Employee’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (c) is lawfully and in good faith made available to Employee by a third party who did not derive it, directly or indirectly, from PTCI.

6.2	Publication. Employee agrees to submit to PTCI a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contain information or any discussion relating to PTCI or the Employment Services, at least thirty (30) days prior to submission for publication or disclosure, to enable PTCI to determine if patentable Developments or any Confidential Information of PTCI would be disclosed. Employee will cooperate with PTCI in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by PTCI, and will assist PTCI in filing for patent protection for any patentable Developments described in those documents, prior to publication or other disclosure.

7.	Expiration/Termination.

7.1	Term. This Agreement will commence on the Effective Date and continue for the Term, unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual written agreement of the parties.

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com

7.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

7.3	Termination by PTCI. Either party may terminate this Agreement (a) immediately at any time upon written notice to the other party in the event of a breach of this Agreement by the other party which cannot be cured (i.e. breach of the confidentiality obligations) and/or (b) at any time without cause upon not less than forty five (45) days’ prior written notice to the other party.

7.4	Severance Compensation and Termination Protection.

Termination without Cause. Under this employment agreement, if PTCI terminates Dr. Robert Ziroyan’s employment agreement without cause or if he terminates his employment for good reason not involving a change of control (as defined below), he is entitled to a lump sum payment of 12 months of base salary plus 150% of the higher of their target incentive bonus for that year or their last actual incentive bonus, as well as coverage under the medical and dental plans for 12 months following the date of termination, a lump sum payment of $10,000 for outplacement assistance, a gross-up for any taxes with respect to such outplacement assistance payment, a gross-up payment for any taxes, interest and penalties imposed by Canada Revenue Agency, the acceleration of vesting of any unvested stock options.

Under Dr. Ziroyan’s employment agreement, “good reason” means the occurrence of any of the following events: (i) failure to continue Dr. Ziroyan in the position of Chief Operating Officer, (ii) a material and substantial diminution in the nature or scope of his responsibilities, (iii) a material reduction in base salary or benefits, or (iv) relocation of Dr. Ziroyan’s principal office, without his prior consent, to a location more than 50 kilometers away. The principal place of business for Dr. Ziroyan is Toronto, Ontario.

Change of control: Under this employment agreement upon a change of control: 50% of any of Dr. Ziroyan’s outstanding unvested stock options as of the change of control date become vested and exercisable. If the Robert Ziroyan is terminated or resigns for good reason as a result of the change of control, the remaining 50% vests. If a change of control occurs and, within 18 months, PTCI terminates the employee’s employment agreement without cause or if the employee terminates his employment for good reason, the employee is entitled to: a lump sum payment of 18 months of base salary plus 150% of the higher of their target incentive bonus for that year or their last actual incentive bonus, coverage under the medical and dental plans for 12 months following the date of termination, a lump sum payment of $10,000 for outplacement assistance, a gross-up for any taxes with respect to such outplacement assistance payment, a gross-up payment for any taxes, interest and penalties imposed by Canada Revenue Agency, and acceleration of vesting for all unvested stock options as of the date of termination. The principal place of business for Dr. Ziroyan is Toronto, Ontario.

7.5	Effect of Expiration/Termination. Upon expiration or termination, neither PTCI nor Employee will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of expiration or termination, and (b) the terms and obligations under sections 1, 3.4, 5, 6, 7.4 and 8, will survive. Upon expiration or termination, and in any case upon PTCI’s request, Employee will promptly return to PTCI all Confidential Information and copies thereof, except for one (1) copy which Employee may retain solely for archival purposes.

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com

8.	Miscellaneous.

8.1	Remuneration.

Taxes. Employer shall pay, on Employee’s behalf, all applicable income taxes (Federal and provincial) and fees imposed by Canada Pension Plan and Employment Insurance. Employee will provide PTCI with his Social Insurance number, as applicable.

Vacation. Employee shall be entitled to four weeks paid vacation time per annum. Such vacation request shall be subject to prior approval and authorization by the Chairman of the Board of Directors.

Travel Expenses. Employee will be reimbursed for all travel and other out-of-pocket business expenses (subject to prior approval) actually and properly incurred in connection with his obligations under this Agreement. For all such expenses, Employee shall furnish PTI with the corresponding reports and vouchers, as and when PTCI requires.

Expenses. Employee will be reimbursed for the expenses related to the implementation of his obligations under this Agreement such as communications (wireless phone and internet). Also, Employee will be reimbursed for the “complementary and dental” health care services provided. For all such expenses, Employee will furnish PTI with the corresponding reports and vouchers, as and when PTCI requires. Employee will also be reimbursed up to $510 per month to cover rent cost associated with office rent.

8.2	Use of Name. Employee consents to the use by PTCI of Employee’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that the materials or presentations accurately describe the nature of Employee’s relationship with or contribution to PTCI.

8.3	Notices. All notices must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or as stated in the notice. Notices to PTCI must be marked “Attention: Chairman of the Board of the Directors”.

8.4	Assignment. This Agreement is a personal services agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that PTCI may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of its business to which this Agreement relates.

8.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between PTCI and Employee.

8.6	No Modification. This Agreement may be changed only by a writing signed by both parties.

8.7	Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com

8.8	Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario, and the laws of Canada applicable in Ontario without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the Province of Ontario (or, if appropriate, a federal court located within the Province of Ontario), and PTCI and Employee each consents to the jurisdiction of such a court.

8.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PROTAGENIC THERAPEUTICS, INC. PROTAGENIC THERAPEUTICS CANADA (2006), INC.

By:	/s/ Robert Ziroyan
Name: Robert Ziroyan
Title: President & Operations Manager

By:	/s/ Garo H. Armen
Name: Garo. H Armen
Title: Chairman of the Board of Directors

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com

BUSINESS TERMS EXHIBIT

Employment Agreement with Dr. Robert Ziroyan

1.	Scope of Work/Duties and Responsibilities

Under the direct supervision of the PTI Chairman of the Board of the Directors the Employee will:

Strategy & Operations:

•	in coordination with the chairman, develop, communicate and implement the company’s overall strategy and operating plan;

•	develop and implement appropriate business plan;

•	prepare progress reports, budgets and workplans as requested by the chairman of the board;

Corporate:

•	support the board of the directors and the senior management in maintaining the relation with investors, venture capitalists and donor community;

•	support the senior management in advocating and promoting the company products through public relation; means of information technology use;

•	support the senior management in updating information contained at the business plan, power point presentation, fact sheets and website;

Financials:

•	prepare annual, quarterly budgets and relevant financial statements;

•	manage various budgetary constraints or targets; regularly (monthly) monitor and help manage the company and various departmental budgets, expenses, cash flow;

•	establish financial forecasts for the company to ensure alignment with board-approved company objectives;

•	clear disbursement requests and final reception of goods, works or services and for the corresponding closing of a contract;

Operations:

•	provide administrative, infrastructure, financial support in implementation of day to day company and various project activities;

•	provide operational support and assistance to consultants and researchers hired by the company;

•	ensure efficient operation of administrative structures;

Contracts:

•	work actively with legal and intellectual property department to prepare various contracts and agreements: employment, service, engagement, corporative.

•	in coordination with the chairman will be responsible for recruitment of employees, consultants, contract researching and service providing organizations.

2.	Accountability and Reporting

The President and Chief Operating Officer will be accountable to the Chairman of the Board of the Directors.

3.	Compensation.

As full compensation for the Employment Services, PTCI will pay the Employee, an annual salary of ninety eight thousand and one hundred Canadian Dollars (CA$ 98,100), payable on a monthly basis. In case of well performance the Employee may also be entailed at bonus to be calculated at 30% of annual the Bonus to be authorized and approved by the Chairman of the Board of the Directors.

4.	Term.

This Agreement will be for an initial term of two years, ending December 31, 2015, beginning on the Effective Date (the “Term”), and may be extended for additional periods, at PTCI’s and with Employee’s consent.

Protagenic Therapeutics Inc., 22 Elkhorn Drive, Suite 424, North York, ON, M2K 1J4, Canada

www.protagenic.com